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Confidential treatment has been requested for portions of this document.
Brackets indicate portions of text that have been omitted. A separate filing of such omitted text has been made with the Commission as part of the Company's application for confidential treatment.

                                                                Exhibit 10.43


                           [CV THERAPEUTICS LETTERHEAD]


March 7, 1997

Dr. Ron Kudla
Director of Technology and Licensing
University of Florida
182 Grinter Hall
Gainesville, Florida 32611-2037

RE:  AMENDMENT OF LICENSE AGREEMENT

Dear Ron:

As you know, CVT has been involved in extensive negotiations with a pharmaceutical company (the "Pharma") regarding a collaboration agreement (the "Collaboration") under which, among other things, CVT would license Pharma the rights to complete development of and commercially market CVT-124 (or any related adenosine A, antagonist), which is covered by the terms of the License Agreement between CVT and UFRFI dated June 27, 1994 (the "License Agreement"). We are pleased to inform UFRFI that CVT and Pharma are extremely close to completing the Collaboration negotiations and entering into the agreement, which we believe is a very significant step towards the successful commercialization of CVT-124.

As is typical of such transactions, Pharma has certain accounting and patented-related policies that are required provisions in its collaboration, some of which are inconsistent with the terms of the License Agreement. To enter into the Collaboration, thus, Pharma has insisted on resolution of these inconsistencies between the License Agreement and the terms of the Collaboration agreement, and on obtaining confirmation from UFRFI regarding certain terms. We agree that it is in the interest of all parties to do so. We proposed that the most efficient way to achieve this is to amend the terms of the License Agreement, so that such terms are inconsistent with the terms that Pharma is insisting be present in the Collaboration agreement, and to provide the needed confirmation.

If it is agreeable with UFRFI, this letter agreement will serve to amend the terms of the License Agreement as set forth below, and to provide certain confirmation from UFRFI regarding the License Agreement and the sublicenses granted by CVT to Pharma under the Collaboration. We will forward to you on Friday applicable portions of the latest draft of the Collaboration agreement (redacted for confidentiality), for your review in conjunction with the modifications and confirmations set forth below.

1. The parties agree to modify Section 1.6 of the License Agreement regarding the definition of "Licensed Product", to read in its entirety as follows:

     "1.6   A `Licensed Product' shall mean any product or part thereof which:

            (a) is covered by a Valid Claim in the Patent Rights in the country in which such product or part thereof is made, used or sold; or

            (b) is manufactured using a process which is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which such process is used; or

            (c) includes any of the Know-How not otherwise includable in the Patent Rights."

2. The parties agree to modify Section 1.7 of the License Agreement regarding the definition of "Net Sales", to read in its entirety as follows:

     "1.7 `Net Sales' shall mean Licensee's billings and its sublicensees' receipts (except as provided below) for Licensed Products sold hereunder less the sum of the following:

            (a) trade, quantity, cash or other discounts and brokers' or agents' commissions, if any, allowed in amounts not exceeding amounts customary in the trade, including, without limitation, governmental program discounts and rebates (e.g., Medicaid, Medicare, VA, etc.);

            (b) sales taxes, tariff duties and/or use taxes directly imposed on and with reference to particular sales;

            (c)  packing, transportation and insurance prepaid or allowed; and

            (d) amounts allowed or credited on rejects, returns or retroactive price reductions.

     If Licensee receives royalties from any sublicensee on the basis of such sublicensee's billings for Licensed Products, it shall pay royalties to UFRFI on the basis of such sublicensee's billings. A sale or transfer of a Licensed Product by Licensee or is sublicensee to an affiliate for re-sale of the Licensed Product by such affiliate shall not be considered a sale for the purpose of this provision, but the resale of the Licensed Product by such affiliate to a third party shall be a sale for such purposes.

     In the event that a Licensed Product is sold in the form of a combination product containing an active ingredient that meets the definition of "Licensed Product" above and one or more other active ingredients, Net Sales shall be determined by multiplying Net Sales of the combination product (as defined above) by the fraction A/A+B where A is the fair market value of the active ingredient that meets the definition of "Licensed Product" and B is the sum of the fair market values of all other active ingredients included in the combination product. If either A or B or both are sole independently of the combination product as a stand-alone product, the `fair market value' for purposes hereof will be the gross sales price of such independent sale."

3. The parties agree to add a new Section 1.14 to the License Agreement to define the term Valid Claim, as follows:


                                      2.
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     "1.14  `Valid Claim' shall mean (i) a claim of a pending patent application which claim shall not have been canceled, withdrawn or rejected by an administrative agency from which no appeal can be taken and which application shall not have been pending for more than four (4) years, or (ii) a claim in an issued and unexpired patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken."

4. UFRFI hereby confirms that the [ * ] has no right, title or interest in, or any license rights under, the Patent Rights, as defined in the License Agreement.

5. UFRFI hereby confirms that, with respect to the Collaboration agreement to be entered into with Pharma, CVT has satisfied the requirements of Section
     2.6 and the second sentence of Section 2.7 of the License Agreement by providing Pharma a copy of the License Agreement.

6. UFRFI confirms that CVT may satisfy the requirements of Section 3.2(a) of the License Agreement, with respect to the activities of Pharma as CVT's sublicensee, by delivery to URFRI of an annual report from Pharma summarizing Pharma's planned development activities for the coming year and results with respect to CVT-124 during the prior year.

7. UFRFI agrees that Section 3.2(b) of the License Agreement shall not apply to any sublicensees of CVT.

8. UFRFI hereby confirms that [ * ] consistent with Section 6.1 of the License Agreement, permit [ * ] to undertake, on [ * ] under the License Agreement, responsible for [ * ] with respect to the Patent Rights.

9. The parties hereby agree to modify Section 6.5 of the License Agreement to read in its entirety as follows:

     "6.5 For so long as [ * ] under this Agreement, [ * ] shall have the first right and opportunity, solely at its expense, for defending and enforcing the Patent Rights. However, [ * ] shall receive notice of and shall have the right, at its expense, to participate in the protection and defense of the Patent Rights, and [ * ] agrees to be joined as a party plaintiff in any such suit if necessary or appropriate. [ * ] agrees to cooperate reasonably in any such litigation initiated by [ * ] including participating as a necessary party, supplying essential documentary evidence and making essential witnesses in [ * ] employment available. [ * ] shall have the right to settle and compromise any dispute with third parties, with the prior written consent of [ * ] which


* Confidential Treatment Requested.

                                      3.

            consent shall not be unreasonably withheld. All costs, fees and expenses incurred by [ * ] in connection with the defense and enforcement of the Patent Rights shall be borne by [ * ] provided, however, that [ * ] and [ * ] in connection therewith. Said [ * ] shall begin no earlier than the [ * ]. Any [ * ] pursuant to this
            Article VI. The balance remaining from any such recovery shall be deemed to [ * ]. To the extent that [ * ] shall be entitled to [ * ] under this Agreement.

10. The parties hereby agree to modify Section 6.6 of the License Agreement to read in its entirety as follows:

     "6.6 If [ * ] elects not to take action to address such third party infringement, then [ * ] may, if it so desires, request that [ * ] to do so. If [ * ] consents in writing, then [ * ] may take such legally permissible action as it deems necessary or appropriate to enforce the Patent Rights and restrain such infringement. In such event, all costs, fees and expenses incurred in connection with the defense and enforcement of the Patent Rights shall be borne by [ * ] agrees to cooperate reasonably in any such litigation initiated by [ * ] as permitted hereunder, including participating as a necessary party, supplying essential documentary evidence and making essential witnesses in [ * ] employment available. If [ * ] shall prevail in such proceeding, either by way of judgment or settlement or compromise, any amounts recovered by [ * ] shall be retained by [ * ].

11. UFRFI hereby confirms that CVT may disclose to Pharma in confidence under the terms of the Collaboration the Know-How and other Confidential Information of UFRFI disclosed to CVT pursuant to the License Agreement, without violating the provisions of the Article VIII of the License Agreement.

A full copy of the collaboration agreement will be forwarded to you on the date of signing. Within ten (10) days thereafter, CV Therapeutics will provide a full accounting of UFRFI, including payment to UFRFI under the terms of the License Agreement.


* Confidential Treatment Requested.


                                      4.
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If you agree with the provisions of this letter agreement, please indicate your agreement by signing the enclosed copy of this letter agreement on the line below, telecopy a copy to me at CV Therapeutics and return the signed copy to me in the enclosed envelope. We look forward to proceeding to enter the Collaboration and to the successful commercialization of CVT-124 in collaboration with Pharma.


Yours sincerely,

CV THERAPEUTICS, INC.

/s/ MICHAEL J. STERNS, D.V.M.

Michael J. Sterns, D.V.M.
Director, Business Development





ACCEPTED AND AGREED:

THE UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.



By:  /s/ RONALD M. KUDLA
   ----------------------------------------
     Dr. Ron Kudla, Ph.D., duly authorized

Date:  March 7, 1997
     --------------------------------------


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